UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2008

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, DENVER, CO (Address of Principal Executive Offices)	80220 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events

Since February 1, 2006 Berry Petroleum Company (“Company”) has been selling 100% of its California oil production to Big West of California, LLC (“BWOC”) pursuant to that certain crude oil purchase contract dated November 14, 2005 (“Agreement”).  The Agreement provided for BWOC to purchase the Company’s crude oil production at a per barrel price, calculated on a monthly basis and blended across the various California producing locations, at the higher of 1) the WTI NYMEX crude oil price less a fixed differential approximating $8.15, or 2) heavy oil field postings plus a premium of approximately $1.35. The initial term of the Agreement is for four years with a one-year renewal at the Company’s option.

On the morning of Monday, December 22, 2008, BWOC and two of its affiliates, who were guarantors under the Agreement, filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.  On the prior Friday afternoon, December 19, 2008, BWOC had informed the Company that it would not be making the approximate $26 million payment to the Company that was due that day for November production.  In addition to the invoiced amount for November, BWOC’s bankruptcy filing also covers 21 days of production in December, payment for which would have been due January 20, 2009.  The amount for these 21 days of production is approximately $12 million for a total pre-petition claim amount due to the Company of approximately $38 million.

On December 23, 2008, BWOC advised the Company that due to interruptions in its other business relationships, it was unable to receive the Company’s production but was making efforts to re-establish its own operations.  The Company has been utilizing a variety of methods to manage its crude oil production, including but not limited to, curtailing production at its various California properties, expanding its storage capacity, entering into short term sales arrangements and exploring additional sales arrangements.

As of December 28, 2008 the Company is producing approximately 5,000 BOPD in California, approximately 12,000 BOPD below its current average production of approximately 17,000 BOPD.  The Company anticipates increasing its production during the week of December 28 as additional interim sales agreements and additional storage are obtained.

While the Company is proceeding to explore such interim sales arrangements, there can be no assurance as to how much of the Company’s production will be able to be sold while BWOC is seeking to resume regular business operations nor the terms of such interim sales agreements.   The Company also can not provide assurance as to whether BWOC is going to be able to re-establish operations.

On December 26, 2008 BWOC executed a written acknowledgement that it would seek bankruptcy court approval of “critical vendor” status for its contractual relationship with the Company and confirmed the Company’s right under the Agreement to mitigate its damages by seeking alternative sales outlets for the Company’s California crude oil production on an interim basis.  The Company has not terminated the Agreement and retains all of its rights under the Agreement. The 19,000 BOEPD of Company production outside of the state of California is unaffected by the BWOC bankruptcy filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: December 28, 2008